Exhibit 4.3


                             THE MARCUS CORPORATION

                    DIVIDEND REINVESTMENT AND ASSOCIATE STOCK
                                  PURCHASE PLAN

             1. Purpose. The purpose of The Marcus Corporation Dividend Reinvestment and Associate Stock Purchase Plan (the "Plan") is to provide shareholders of record of the Common Stock, $1 par value (the "Common Stock"), of The Marcus Corporation (the "Company") and associates of the Company and its subsidiaries and covered affiliates with a simple and convenient method of purchasing shares of Common Stock. Once enrolled in the Plan, eligible shareholders may use cash dividends on the Common Stock and/or make optional cash investments to acquire additional shares of Common Stock without incurring purchase fees, such as brokerage commissions or service charges. Eligible associates may use optional cash investments, including payroll deductions, to acquire shares of Common Stock without incurring purchase fees.

             2. Administration. Firstar Trust Company (the "Trust Company") has been appointed by the Company as its agent to administer the Plan, maintain records, send statements of account to participants and perform other duties relating to the Plan, subject to the direction of the Company. The Trust Company will hold for safekeeping the shares of Common Stock acquired under the Plan for each participant until termination of participation in the Plan or receipt of a request in writing from a participant for all or part of his or her Plan shares. Shares held by the Trust Company will be registered in the name of the Trust Company or one of its nominees, as agents for participants in the Plan. The Company acting through its Board of Directors may, at any time and in its sole discretion, appoint a successor administrator of the Plan upon 30 days' written notice to the Trust Company. The Company shall not be required to give participants advance notice of such an appointment.

             3. Shares Subject to the Plan. Reinvested Common Stock dividends, optional cash investments and proceeds (which will be treated as optional cash investments) from the sale or redemption of Common Stock subscription or other rights, if any, received by the Trust Company on behalf of participants will be used to acquire either outstanding Common Stock, or authorized and previously unissued Common Stock from the Company, provided that the Company is then willing to sell such additional stock. The maximum number of authorized and previously unissued shares of Common Stock which may be issued for purposes of the Plan is 500,000; provided, however, that in the event of any change in the outstanding Common Stock by reason of stock dividends, recapitalizations, reorganizations, mergers, consolidations, split-ups, combinations or exchanges of shares or comparable transactions, the number of shares which thereafter may be issued by the Company under the Plan shall be appropriately adjusted by the Company.

             4.   Participation by Shareholders.

                  (a) Eligibility. Any shareholder who has shares of Common Stock registered in his or her own name on the books of the Company is eligible to participate in the Plan. A beneficial owner, whose shares are registered in the name of another (e.g., in a broker's "street name" or in the name of a bank nominee or trustee) and who desires to participate in the Plan, must either make appropriate arrangements with the record holder to participate on behalf of the beneficial owner or must become a shareholder of record by having part or all of such shares transferred into his or her own name.

                  (b) Investment Options. An eligible shareholder of record of Common Stock may elect to participate in the Plan through the following dividend reinvestment and/or optional cash investment options:

                       (i) Reinvestment of all cash dividends on all shares of Common Stock currently or subsequently registered in the participant's name.

                       (ii) Reinvestment of all cash dividends on a
             designated number of shares of Common Stock registered in the name of the participant.

                       (iii) Optional cash investments as provided in Paragraph 6.

             All shares acquired by a shareholder of record through dividend reinvestment and optional cash investments will be credited to the shareholder's account under the Plan. Cash dividends on shares (including fractional shares) of Common Stock held in the participant's account under the Plan will be automatically reinvested in additional shares of Common Stock. Fractional shares will be computed to three decimal places.

                  (c) Enrollment and Change of Investment Options. An eligible shareholder may enroll in the Plan at any time by properly completing and signing a Shareholder Authorization Form and returning the completed Form to the Trust Company. The shareholder is responsible for proper completion and timely delivery to the Trust Company of the Shareholder Authorization Form. If the shares of Common Stock are registered in more than one name (e.g., joint tenants or trustees), all registered holders will be required to sign the Shareholder Authorization Form. The reinvestment of a shareholder participant's dividends will begin with the dividend payment date immediately following the date on which a properly completed and signed Shareholder Authorization Form specifying reinvestment of dividends is received by the Trust Company, provided such Form is properly completed and received by the Trust Company at least two business days before the record date for a dividend payment. If the Shareholder Authorization Form is received after that time, the reinvestment of dividends will begin with the next cash dividend payment. Participation in the Plan by an eligible shareholder with optional cash investments is governed by Paragraph 6.

                  A shareholder participant may change his or her investment option by obtaining and completing a new Shareholder Authorization Form and sending it to the Trust Company. With respect to the reinvestment of dividends, the new Shareholder Authorization Form must be received by the Trust Company at least two business days before the record date for a dividend payment in order to be effective for such payment.

             5.   Participation by Associates.

                  (a) Eligibility. The term "associate(s)" as used in this Plan means an employee of the Company or a subsidiary who meets the eligibility criteria hereinafter set forth. Any associate, who is an employee on the payroll of the Company or any of its subsidiaries, is eligible to participate in the Plan if he or she meets the following criteria: (i) he or she is at least 18 years old; (ii) he or she has completed one year of service in which he or she worked at least 1,000 hours as an employee of the Company or a subsidiary or a covered affiliate; and (iii) he or she is not covered under a collective bargaining agreement or he or she is covered under a collective bargaining agreement which specifically provides for his or her participation in the Plan.

                  (b) Investment Option. An eligible associate regardless of whether he or she is already a shareholder of record may participate in the Plan by making optional cash investments in the manner as provided in Paragraph 6.

                  All shares acquired by an associate through optional cash investments will be credited to the associate's account under the Plan. Cash dividends on all shares (including fractional shares) of Common Stock held in the associate participant's account under the Plan will be automatically reinvested in additional shares of Common Stock. Fractional shares will be computed to three decimal places. Associates may not elect to have dividends reinvested on only part of the shares held in their Plan account.

                  (c) Enrollment. To participate in the Plan, an eligible associate should complete the Associate Authorization Form in the manner as contemplated by Paragraph 6 and return the completed Form to the Trust Company. The associate is responsible for proper completion and timely delivery to the Trust Company of the Associate Authorization Form.

                  (d) Associates Who Are Shareholders of Record. An associate who is a shareholder of record and who desires to reinvest cash dividends on the shares of Common Stock held in his or her name may enroll in the Plan by executing a Shareholder Authorization Form and forwarding it to the Trust Company in the manner provided in Paragraph 4.

                  (e) Associate Participants Who Leave the Company. Termination of employment does not automatically terminate participation in the Plan. Dividends on shares held under the Plan for the account of an associate participant who leaves the Company or any of its subsidiaries will continue to be reinvested until the participant withdraws from the Plan. Optional cash investments may continue to be made by such participant so long as there are shares credited to his or her account under the Plan.

             6.   Optional Cash Investments.

                  (a) Investment of Optional Cash. An initial optional cash investment may be made by an eligible participant (i.e., a shareholder of record or an eligible associate) when enrolling in the Plan by sending a check or money order (payable to Firstar Trust Company) to the Trust Company with a properly completed and signed Shareholder Authorization Form (in the case of a shareholder of record) or a properly completed and signed Associate Authorization Form (in the case of an eligible associate). Once enrolled, the participant may use the designated portion of any statement of account supplied by the Trust Company to make additional optional cash investments. Optional cash investments, if made in such manner, need not be in the same amount each time.

                  Associate participants under the Plan may also authorize the Company to automatically deduct a fixed amount from each of their payroll checks to purchase Common Stock. To participate through payroll deductions, an associate participant must properly complete, sign and return to the Trust Company an Associate Authorization Form which specifies the amount of each payroll check which the associate participant desires to have deducted and withheld, on an after-tax basis, from each payroll check and applied toward the purchase of Common Stock under the Plan. Upon receipt of a properly completed and signed Associate Authorization Form indicating that the associate participant desires to initiate payroll deductions, the Trust Company will provide a copy of such Authorization Form to the Human Resources Department of the Company. Beginning as soon as possible after receipt of such a properly completed and signed Authorization Form, automatic deductions will be made in the specified fixed amount from each of the associate participant's subsequent payroll checks and such amounts will be forwarded promptly by the Company to the Trust Company along with appropriate directions as to the account for which such amounts should be applied to purchase Common Stock. An associate participant may change the amount of automatic payroll deduction by obtaining and properly completing and signing a new Associate Authorization Form and sending it to the Trust Company.
        Any such change will be effective as soon as administratively practicable after the Trust Company receives the properly completed and signed new Authorization Form. An associate participant may likewise discontinue the automatic payroll deductions by notifying the Trust Company in writing. In each case above, the Trust Company will promptly provide a copy of such change or termination to the Company. The Trust Company will continue to reinvest dividends on shares in the participant's Plan account until the participant withdraws from the Plan.

                  Optional cash investments received from participants or automatically deducted from associate participants' payroll will be applied by the Trust Company to the purchase of additional shares of Common Stock as of the Investment Date (as defined in Paragraph 7) following the receipt of such payments except as otherwise provided below. To be reinvested on the next Investment Date, optional cash investments must be received by the Trust Company no later than the 10th of each month (or the next succeeding business day if the 10th of the month is not a business day). Any optional cash received thereafter but prior to the next Investment Date will be held by the Trust Company and invested on the next succeeding Investment Date. Neither the Company nor the Trust Company will pay interest on optional cash pending investment.

                  (b) Limitations on Amounts of Payments or Withdrawals. Each optional cash investment by a non-associate shareholder participant must be at least $100 per investment and may not exceed $1,500 per calendar month. Each optional cash investment by an associate participant must be at least $10 per investment, with no maximum limitation. All amounts received by the Trust Company for investment under the Plan must be denominated in United States dollars.

                  (c) Return of Uninvested Cash. A participant may, without terminating participation in the Plan, obtain the return (without interest) of any uninvested optional cash upon written request received by the Trust Company at least two business days prior to the applicable Investment Date; provided that it is verified that good funds were originally received by the Trust Company.

             7. Purchase of Common Stock by the Trust Company. Purchases of Common Stock under the Plan will be made on or as soon as practicable after the following applicable "Investment Dates":

                  (a) Each dividend payment date is an Investment Date for the reinvestment of cash dividends.

                  (b) The 15th day of each month (or the next closest business day if the 15th is not a business day) is an Investment Date for the investment of optional cash by a participant.

             For various reasons, including the observance of the rules and regulations of the Securities and Exchange Commission or other regulatory agencies requiring temporary curtailment or suspension of purchases, the investment of all or part of the funds available in a participant's account may be delayed from time to time. No interest will be paid by the Company or the Trust Company pending investment (or return) of funds held under the Plan.

             A participant's account will be credited with that number of shares of Common Stock (including any fractional shares, computed to three decimal places) equal to the total amount to be invested divided by the applicable purchase price per share.

             8. Price to Participants. The price of shares of Common Stock purchased from the Company for participants will be the average (computed to four decimal places) of the high and low prices of shares of Common Stock on the New York Stock Exchange on the applicable Investment Date.
   If no trading occurs on the New York Stock Exchange in the Common Stock on the applicable Investment Date, the price will be determined with reference to the next preceding date on which the Common Stock was traded on the New York Stock Exchange. The price of shares of Common Stock purchased for participants on the open market or in privately negotiated transactions will be the weighted average of the prices paid for such shares on the date the shares are purchased. If shares are purchased on the open market or in privately negotiated transactions on more than one date, a weighted average of such averages will be used. In the event investment under the Plan is made both in newly-issued and previously-issued shares, the shares purchased shall be allocated proportionately among the accounts of all participants for whom funds are being invested at that time.

             9. Reports to Participants. The Trust Company will maintain an account for each participant. All shares of Common Stock (including any fractional shares, computed to three decimal places) purchased for a participant under the Plan will be credited to his or her account.

             Each participant in the Plan will receive a quarterly statement of his or her account from the Trust Company as soon as practicable following each dividend payment date. The Trust Company will also furnish a participant with an account statement as soon as practicable following the investment of any optional cash (other than through payroll deductions).

             10. Custody of Stock and Issuance of Stock Certificates. The Trust Company will hold the shares of all participants acquired under the Plan in its name or one of its nominee's name without charge. A participant may, from time to time, make written request of the Trust Company to issue a stock certificate in his or her name for full shares. No certificates for fractional shares will be issued.

             11. Costs and Expenses. All costs and expenses associated with the operation of the Plan, including service charges, will be paid by the Company. However, a participant who instructs the Trust Company to sell any Common Stock then held in the Plan for his or her account will be responsible for his or her pro rata share of applicable brokerage commissions relating to such sale, plus a $5.00 service fee.

             12.  Withdrawal from Plan.

                  (a) Timing and Effect of Withdrawal. A participant may withdraw from the Plan at any time by notifying the Trust Company in writing. A participant will be deemed to have withdrawn from the Plan upon the Trust Company receiving notice in writing of the participant's death. Termination of participation in the Plan by a shareholder of record will immediately stop all reinvestment of the participant's dividends if the notice of withdrawal is received by the Trust Company not later than 10 business days prior to the record date for the next dividend payment. Investment of optional cash will stop immediately if notification of withdrawal from the Plan is received by the Trust Company at least two business days prior to the applicable Investment Date. The entire amount of any optional cash received for which investment has been stopped by termination of participation in the Plan will be refunded to the participant. In addition to the foregoing, the Trust Company may terminate any account by written notice to the participant and to the Company.

                  (b) Sale of Shares or Issuance of Certificates upon Withdrawal from Plan. Upon termination of a participant's account, the participant (or his or her personal representative or other authorized agent) may elect to receive either stock or cash for all the full shares in the participant's account. If the participant's account with the Trust Company is terminated and the participant (or his or her personal representative or other authorized agent) elects to have the participant's shares in the Plan sold, the Trust Company shall make such sale and send to the participant (or his or her personal representative or other authorized agent) the proceeds less any applicable commissions and a $5.00 service fee. Sales requests may be accumulated by the Trust Company, but no sales transactions shall be delayed (unless otherwise required by law, the pending update of a payroll contribution or unless required to allow the Trust Company to credit the last dividend payment to the participant's account) for more than 10 business days. If funds are available, such shares may be purchased by the Trust Company for investment under the Plan at their current market value (determined in the same manner as the price of newly-issued shares is determined under Paragraph 8) as of the date of such sale to the Trust Company. If no election is made, and within a reasonable time after termination, a certificate for the shares purchased under the Plan will be issued and delivered to the participant or his or her estate for all full shares. In any event, any fractional interest in a share will be converted to cash at the market value as of the date of the sale thereof (determined in the same manner as the price of newly-issued shares is determined under Paragraph 8).

                  (c) Rejoining the Plan. Any eligible shareholder of record or eligible associate may rejoin the Plan at any time by completing a new Authorization Form. However, the Company in its discretion shall have the right to reject any such Form from a previous participant on grounds of excessive termination and rejoining.

             13. Sale or Other Transfer of Registered Shares. If a participant disposes of all the shares of Common Stock registered in his or her name, but retains shares in the Plan, the Trust Company will continue to reinvest the cash dividends on shares in the Plan, subject to a participant's right to withdraw from the Plan at any time.

             If a shareholder participant who has selected the partial dividend reinvestment option disposes of a portion of the shares registered in his or her name, to the extent that such participant has registered in his or her name fewer shares than the number of shares designated as participating in the Plan, dividends on all shares remaining in the name of the participant will be reinvested under the Plan. If such participant subsequently acquires additional shares registered in his or her name, such additional shares shall be deemed to participate in the Plan until the number of shares equals the number of shares designated as participating in the Plan on the participant's then current Shareholder Authorization Form.

             14. Voting of Shares Held Under the Plan. The Trust Company will vote at shareholders' meetings of the Company any full shares of Common Stock held for each participant's account under the Plan in accordance with the directions provided by the participant to the Trust Company. Such shares will not be voted if no directions are given by the participant. No fractional shares will be voted in any case.

             15. Stock Dividends and Issuance of Rights. Any shares of Common Stock distributed pursuant to stock dividends or stock splits effected by the Company on shares held by the Trust Company for a participant will be credited to such participant's account. In the event that the Company makes available to the holders of its Common Stock subscription or other rights to purchase additional shares of Common Stock or other securities, the Trust Company will (if and when such rights trade independently) sell the rights accruing to all shares held by the Trust Company for the participants and will apply the net proceeds of such sale to the purchase of Common Stock in accordance with Paragraph 6. The Company will notify each participant in advance of any such offer. If the participant does not want the Trust Company to sell his or her rights and invest the proceeds, it will be necessary for such participant to transfer all full shares held under the Plan to his or her own name by a given date. This will permit the participant to exercise, transfer or sell the rights on such shares. In the event that rights issued by the Company are redeemed prior to the date that such rights trade independently, the Trust Company will invest the resultant funds in additional shares of Common Stock in accordance with Paragraph 6.

             16. No Right to Draw Against Account. No participant shall have a right to draw checks or drafts against his or her account or to give instructions to the Trust Company with respect to any shares or cash held therein except as expressly provided herein.

             17. Notice to Participants. Notices to the participants may be given by letter addressed to each participant at his or her last address of record with the Company. Each participant shall give prompt written notice to the Company of any change of address.

             18. Amendment and Termination of Plan. The Company in its discretion reserves the right to suspend, modify or terminate the Plan at any time. All participants will be notified of any suspension, termination or significant modification of the Plan within a reasonable time prior to such change.

             19. Duties and Responsibilities. Other than with respect to actions or inactions constituting willful misconduct, neither the Company nor the Trust Company nor its nominees shall have any responsibility for any action taken or omitted pursuant to the Plan, nor shall they have any duties, responsibilities or liabilities except as expressly set forth herein. Other than with respect to actions or inactions constituting willful misconduct, neither the Company nor the Trust Company shall be liable hereunder for any act, or for any omission to act, including without limitation, any claims of liability (a) with respect to the time or prices at which shares are purchased or sold for a participant's account, or any inability to purchase or sell shares, (b) for any fluctuation in the market value after purchase or sale of shares, (c) any administrative delay in effecting payroll deductions, (d) delays resulting from the improper completion or delivery of Authorization Forms, changes thereto or withdrawal requests, or (e) arising out of a failure to terminate a participant's account upon such participant's death prior to receipt of notice in writing of such death.

             20. Governing Law. This Plan is governed by the internal laws of the State of Wisconsin.